Exhibit 21.01

FNB Financial Services Corporation

Schedule of Subsidiaries

Name	Jurisdiction of Organization

FNB Southeast	(1) North Carolina

FNB Southeast Investment Services, Inc. (2)	North Carolina

FNB Southeast Mortgage Corporation (3)	North Carolina

FNB Financial Services Capital Trust I (4)	Delaware

(1) All banking offices in North Carolina and Virginia operate using the name “FNB Southeast.”

(2) FNB Southeast Investment Services, Inc. is a wholly-owned subsidiary of FNB Southeast.

(3) FNB Southeast Mortgage Corporation is a wholly-owned subsidiary of FNB Southeast.

(4) In 2005, the Company formed a wholly-owned Delaware statutory trust. All of the common securities of the trust are owned by the Company.

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